                                                                    Exhibit 12.1


                               HOWMET CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (AMOUNTS IN MILLIONS OF DOLLARS)

                                PREDECESSOR COMPANY
                                      COMBINED         PERIOD FROM  PERIOD FROM
                              ------------------------  JANUARY 1,  DECEMBER 14,
                                    DECEMBER 31          1995 TO      1995 TO
                              ------------------------ DECEMBER 13, DECEMBER 31,
                               1991  1992  1993  1994      1995         1995
                              ------ ----- ----- ----- ------------ ------------
Pre-tax income from
 continuing operations......  $116.5 $ 4.9 $70.9 $23.0    $50.0         $0.7
                              ------ ----- ----- -----    -----         ----
Fixed charges:
  Interest expense..........     7.5   4.9   5.6   4.8      5.8          2.9
  Portion of rental expense
   (33%) for manufacturing &
   office facilities, and
   certain equipment........     2.0   2.1   1.9   2.0      1.7          0.1
                              ------ ----- ----- -----    -----         ----
Total fixed charges.........     9.5   7.0   7.5   6.8      7.5          3.0
                              ------ ----- ----- -----    -----         ----
Earnings before income taxes
 and fixed charges..........  $126.0 $11.9 $78.4 $29.8    $57.5         $3.7
                              ====== ===== ===== =====    =====         ====
Ratio of earnings to fixed
 charges....................    13.2   1.7  10.4   4.4      7.7          1.2
                              ====== ===== ===== =====    =====         ====